Exhibit 5

THE GOLDMAN SACHS GROUP, INC. 85 Broad Street New York, New York 10004	GOLDMAN, SACHS & CO. 85 Broad Street New York, New York 10004

June 18, 2004

Stuart M. Rothenberg
Brahm Cramer
Jonathan Langer
c/o WH Advisors, L.L.C. 2001
85 Broad Street
New York, New York 10004

re:  Colony Resorts LVH Acquisition, LLC (the "Las Vegas Hilton")

Gentlemen:

This letter will set forth the agreement between The Goldman Sachs Group, Inc. (“GS Group”) and Goldman, Sachs & Co. (“GS&Co.” and, together with GS Group, “Goldman”) and Stuart M. Rothenberg, Brahm Cramer and Jonathan Langer (collectively, the “Independent Managers”).

The Independent Managers are managers of (i) WH Advisors, L.L.C. 2001 (the “Street General Partner”), the general partner of Whitehall Street Global Real Estate Limited Partnership 2001 (the “Street Fund”) and (ii) WH Parallel Advisors, L.L.C. 2001 (the “Parallel General Partner”), the general partner of Whitehall Parallel Global Real Estate Limited Partnership 2001 (the “Parallel Fund”). Goldman understands that the Street Fund, the Parallel Fund and Whitehall Street Global Employee Fund 2001, L.P. (the “Employee Fund” and, together with the Street Fund and the Parallel Fund, the “Funds”) have made an equity investment in the Las Vegas Hilton, and that, in furtherance of their responsibilities and duties as managers of the Street General Partner and the Parallel General Partner, the Independent Managers desire to acquire voting shares of the Las Vegas Hilton (the “Voting Shares”). Goldman further understands that the Independent Managers are making application to the Nevada Gaming Commission and other relevant regulatory authorities for approval to participate in the management of the gaming operations of the Las Vegas Hilton (the “Gaming Operations”) in connection with the acquisition of the Voting Shares.

Goldman agrees that it will not take any action to influence the Independent Managers in the exercise of their management or voting rights in respect of the Gaming Operations, and Goldman hereby authorizes the Independent Managers to exercise such rights independently of, and without consultation with, Goldman. Furthermore, GS&Co. agrees that it will not take such action in respect of the Gaming Operations in its role as investment adviser to the Funds or in its role as manager of Whitehall Street Employee Funds 2001 GP, L.L.C., the general partner of the Employee Fund.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.

Sincerely, THE GOLDMAN SACHS GROUP, INC.
By:	/s/ David Viniar

	Name: Title:	David Viniar Chief Financial Officer

Sincerely, GOLDMAN, SACHS & CO., INC.
By:	/s/ David Viniar

	Name: Title:	David Viniar Managing Director

AGREED AND ACCEPTED:

/s/ Stuart M. Rothenberg
Stuart M. Rothenberg

/s/ Brahm Cramer
Brahm Cramer

/s/ Jonathan Langer
Jonathan Langer